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                                                                     Exhibit 8.1

                                                  October 31, 2001



Archstone-Smith Trust
7670 South Chester Street, Suite 100
Englewood, Colorado 80112


         RE: Status as a Real Estate Investment Trust ("REIT"); Information in the Current Report under "FEDERAL INCOME TAX CONSIDERATIONS"

Ladies and Gentlemen:

         In connection with the Current Report on Form 8-K to be filed by Archstone-Smith Trust with the Securities and Exchange Commission on October 31, 2001 (the "Current Report") relating to the reorganization of Archstone Communities Trust ("Archstone"), a Maryland real estate investment trust, into an "umbrella partnership" real estate investment trust (the "Archstone Merger"), the merger of Charles E. Smith Residential Realty, Inc. ("Smith Residential"), a Maryland corporation, with and into Archstone-Smith Trust ("Archstone-Smith"), a Maryland real estate investment trust (the "Merger"), and the merger of Charles
E. Smith Residential Realty L.P. ("Smith Partnership"), a Delaware limited partnership, with and into Archstone (the "Partnership Merger"), which creates a new partnership under the name "Archstone-Smith Operating Trust," you have requested our opinions concerning (i) the qualification and taxation for Federal income tax purposes of Archstone-Smith as a REIT; and (ii) the information in the Current Report under the heading "FEDERAL INCOME TAX CONSIDERATIONS."

         In formulating our opinions, we have reviewed and relied upon (i) the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 3, 2001, among Archstone, Archstone-Smith, Smith Residential, and Smith Partnership, (ii) the Registration Statement on Form S-4 (File No. 333-63734) containing the joint proxy statement of Archstone and Smith Residential and the prospectus of Archstone-Smith (the "REIT Registration Statement"), filed with the Securities and Exchange Commission on June 25, 2001, as amended through the date hereof, (iii) the Registration Statement on Form S-4 (File No. 333-64540) containing the consent solicitation statement of Smith Partnership and the prospectus of Archstone (the "Partnership Registration Statement"), filed with the Securities and Exchange Commission on July 3, 2001, as amended through the date hereof (together, the REIT Registration Statement and the Partnership Registration Statement are the "Registration Statement"); and (iv) such other documents and information provided by you, and such

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applicable provisions of law as we have considered necessary for purposes of the opinions expressed herein.

         In addition, we have relied upon Archstone-Smith's certificate (the "Officer's Certificate"), executed by a duly appointed officer of Archstone-Smith, setting forth certain representations relating to the organization and the actual and the proposed method of operation of Archstone-Smith. For purposes of our opinions, we have not made an independent investigation of the facts and representations set forth in the Officer's Certificate or any of the information set forth in the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in any material respect.

         In rendering these opinions, we have assumed Archstone-Smith will be operated in the manner described in the Current Report and the Registration Statement, and that all terms and provisions of such documents will be complied with by all parties thereto.

         The opinions expressed herein are based on the Code, the Treasury regulations promulgated thereunder, and interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions. Other than as expressly stated below, we express no opinion on any issue relating to Archstone-Smith or to any investment therein.

         Based upon and subject to the foregoing, it is our opinion that:

         1. Beginning with Archstone-Smith's taxable year ending December 31, 2001, Archstone-Smith has been organized in conformity with the requirements for qualification as a REIT under the Code, and Archstone-Smith's actual and proposed method of operation, as described in the Registration Statement and as represented in the Officer's Certificate, will enable it to satisfy the requirements for qualification as a REIT.

         2. The information in the Current Report under the heading "FEDERAL INCOME TAX CONSIDERATIONS," to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein.

                                                               Very truly yours,


                                                            Mayer, Brown & Platt